Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Duff & Phelps Corporation:

We consent to the use of our report dated August 27, 2007, with respect to the balance sheet of Duff & Phelps Corporation as of June 30, 2007 incorporated herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
New York, New York
September 12, 2007